UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☒     Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14A-12

COACHMEN INDUSTRIES, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	1)	Title of each class of securities to which transaction applies: __________________________

	2)	Aggregate number of securities to which transaction applies: __________________________

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction: $__________

	5)	Total fee paid: $_______

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	4)	Date Filed: _______________________________

NEWS RELEASE

FOR IMMEDIATE RELEASE

COACHMEN TO HOST CONFERENCE CALL ON DECEMBER 1, 2008

Middlebury, Ind., November 24, 2008 – Coachmen Industries, Inc. (NYSE:COA) will host a conference call with analysts and shareholders on Monday, December 1, 2008 to discuss the announced sale of its RV Group to Forest River.

The live broadcast of Coachmen’s conference call will be available online at www.coachmen.com on December 1, beginning at 2:00 p.m. (Eastern Time).  The online replay will be available at approximately 4:00 p.m. (Eastern Time) and continue for 30 days.

Coachmen Industries, Inc. is one of America’s leading manufacturers of recreational vehicles, systems-built homes and commercial buildings, with prominent subsidiaries in each industry.  The Company’s well-known RV brand names include COACHMEN®, GEORGIE BOY™, SPORTSCOACH®, ADRENALINE™ and VIKING®.  Through ALL AMERICAN HOMES® and MOD-U-KRAF®, the Company is one of the nation’s largest producers of  systems-built homes, and also a major builder of commercial and multi-family residential structures with its ALL AMERICAN BUILDING SYSTEMS™ products.  Coachmen Industries, Inc. is a publicly held company with stock listed on the New York Stock Exchange (NYSE) under the ticker COA.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned not to place undue reliance on forward-looking statements, which are inherently uncertain.  Actual results may differ materially from that projected or suggested due to certain risks and uncertainties including, but not limited to, the potential fluctuations in the Company’s operating results, increased interest rates the availability for floorplan financing for the Company’s recreational vehicle dealers and corresponding availability of cash to Company, uncertainties and timing with respect to sales resulting from recovery efforts in the Gulf Coast, uncertainties regarding the impact on sales of the disclosed restructuring steps in both the recreational vehicle and housing and building segments, the ability of the company to generate taxable income in future years to utilize deferred tax assets and net operating loss carry-forwards available for use, the impact of performance on the valuation of intangible assets, the availability and the price of gasoline, price volatility of raw materials used in production, the Company’s dependence on chassis and other suppliers, the availability and cost of real estate for residential housing, the supply of existing homes within the company’s markets, the impact of home values on housing demand, the impact of sub-prime lending on the availability of credit for the broader housing market, the ability of the Company to perform in new market segments where it has limited experience, adverse weather conditions affecting home deliveries, competition, government regulations, legislation governing the relationships of the Company with its recreational vehicle dealers, dependence on significant customers within certain product types, consolidation of distribution channels in the recreational vehicle industry, consumer confidence, uncertainties of matters in litigation, current litigation relating to and Congressional inquiry surrounding the Company’s use of components containing formaldehyde in its products, further developments in the war on terrorism and related international crises, oil supplies, and other risks identified in the Company’s SEC filings.

 IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

We plan to file with the United States Securities and Exchange Commission (“SEC”) and mail to our shareholders a proxy statement in connection with the proposed transaction. The proxy statement will contain important information about Coachmen and the sale of the RV business to Forest River. We urge our shareholders to read the proxy statement carefully when it is available.

Shareholders will be able to obtain free copies of the proxy statement (when it is available) and other documents filed with the SEC by Coachmen through the website maintained by the SEC at www.sec.gov. In addition, shareholders will be able to obtain free copies of the proxy statement (when it is available) from Coachmen by contacting Thomas P. Gehl Corporate Secretary and Director of Investor Relations at tgehl@coachmen.com.

Coachmen and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Coachmen’s directors and executive officers is contained in Coachmen’s Annual Report on Form 10-K for the year ended December 31, 2007 and its proxy statement dated March 27, 2008, which are filed with the SEC. As of November 20, 2008, Coachmen’s directors and executive officers beneficially owned approximately 627,689 shares, or approximately 3.9 percent, of Coachmen’s common shares. A more complete description of the interests of Coachmen’s officers and directors will be available in the proxy statement.

For more information:
     Thomas Gehl
     Secretary and Director of Investor Relations
     574-825-8776

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